Exhibit 5.1

12636 High Bluff Drive, Suite 400 San Diego, California 92130-2071 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com

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Milan

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Court

Suite 200

La Jolla, CA 92037

Re:	Registration Statement on Form S-3 (No. 333-161736); 5,646,173 units consisting of one share of Common Stock, par value $0.001 per share, and one warrant to purchase ten shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 5,646,173 units (the “Units”), each Unit consisting of (i) one share of common stock of the Company, par value $0.001 per share (the “Common Stock”) (such share of Common Stock constituting a part of the Units, collectively, the “Shares”), and (ii) one warrant to purchase ten shares of Common Stock (such warrant constituting a part of the Units, collectively, the “Warrants”). The Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 4, 2009 (File No. 333-161736), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Act (as so filed, the “Registration Statement”), a base prospectus dated September 17, 2009 (the “Base Prospectus”), a preliminary prospectus supplement dated December 14, 2011 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated December 15, 2011 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Units are being sold pursuant to a purchase agreement dated December 15, 2011 between Leerink Swann LLC and the Company (the “Purchase Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Units.

December 15, 2011

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

2. When the Warrants have been duly executed, authenticated, issued and delivered against payment therefor in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. When the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will have been validly reserved by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

We bring your attention to the fact that Latham & Watkins LLP attorneys rendering services in connection with the offering own certain securities of the Company.

December 15, 2011

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 15, 2011 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP